EXHIBIT 3.2

INDEMNIFICATION AGREEMENT

This Indemnification Agreement ("Agreement") is made effective as of the 30th day of February 6, 2008, by and between InZon Corporation, a Nevada corporation (the "Company"), and Sydney D. Camper III ("Indemnitee").

WHEREAS, at the request of the Company, Indemnitee has voluntarily made and issued his guaranty (the “Camper Guaranty”) of the Company’s legal obligations to a lender, in the original principal amount of One Million Five Hundred Thousand Dollars ($1,500,000.00), in order to facilitate the Company’s access to necessary working capital; and

WHEREAS, The Company and Indemnitee wish to implement this Agreement for the purpose of compensating Indemnitee for issuing the Camper Guaranty and to protect Indemnitee against loss in the event of the default by the Company under its obligation to the lender.

NOW, THEREFORE, the Company and Indemnitee hereby agree as follows:

1. Compensation for Camper Guaranty.  In consideration of Indemnitee’s issuance of the Camper Guaranty, the Company shall issue and deliver to Indemnity Ten Million (10,000,000) restricted shares of its common stock, as fully paid.

2. Indemnification. Further, the Company shall indemnify Indemnitee and hold him harmless from any and all claims, losses and Expenses incurred in connection with the transaction in which Indemnitee has so guaranteed legal obligations of the Company.

3. Expenses; Indemnification Procedure.

(a) Advancement of Expenses. The Company shall advance all Expenses incurred by Indemnitee in connection with the defense of any civil action or Proceeding arising from the Company’s obligations to the lender, which shall be paid by the Company to Indemnitee within twenty (20) days following delivery of a written request therefor by Indemnitee to the Company.

(b) Notice/Cooperation by Indemnitee. Indemnitee shall give the Company notice in writing as soon as practicable of any claim made against Indemnitee for which indemnification will or could be sought under this Agreement.

(c) Procedure. Any indemnification provided for in Section 2 shall be made no later than forty-five (45) days after receipt of the written request of Indemnitee. If a claim under this Agreement is not paid in full by the Company within forty-five (45) days after a written request for payment thereof has first been received by the Company, Indemnitee may, but need not, at any time thereafter bring an action against the Company to recover the unpaid amount of the claim and Indemnitee shall also be entitled to be paid for the Expenses (including attorneys' fees) of bringing such action.

(d) Selection of Counsel. In the event the Company shall be obligated under Section 3(a) hereof to pay the Expenses of any Proceeding against Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such Proceeding, with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to Indemnitee of written notice of its election so to do. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same Proceeding, provided that (i) Indemnitee shall have the right to employ his or her counsel in any such Proceeding at Indemnitee's expense; and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense or (C) the Company shall not, in fact, have employed counsel to assume the defense of such Proceeding, then the fees and Expenses of Indemnitee's counsel shall be at the expense of the Company.

(e) Settlement of Claims. The Company shall not settle any claim, action or Proceeding (in whole or in part) which would impose any Expense, judgment, fine, penalty or limitation on Indemnitee without the Indemnitee's prior written consent.

4. Additional Indemnification Rights. Notwithstanding any other provision of this Agreement, the Company hereby agrees to indemnify Indemnitee to the fullest extent permitted by law.

5. Severability. Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company's inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. The provisions of this Agreement shall be severable as provided in this Section 5. If this Agreement or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated, and the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms.

6. Effectiveness of Agreement. This Agreement shall be effective as of the date set forth on the first page and shall continue in force for a period of five (5) years.

7. Construction of Certain Phrases.

(a) For purposes of this Agreement, references to the "Company" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger.

(b) For purposes of this Agreement, references to "Expenses" shall include all reasonable attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(c) For purposes of this Agreement, references to "Proceeding" shall include any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, or any other actual, threatened or completed proceeding, in which Indemnitee was, is or will be involved as a party or otherwise by reason of the fact that Indemnitee has given his guaranty of the obligations of the Company as aforesaid.

8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

9. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of Indemnitee and Indemnitee's estate, heirs, legal representatives and assigns.

10. Attorneys' Fees. In the event that any action is instituted by Indemnitee under this Agreement to enforce or interpret any of the terms hereof, Indemnitee shall be entitled to be paid all court costs and Expenses, including reasonable attorneys' fees, incurred by Indemnitee with respect to such action.

11. Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and receipted for by the party addressee, on the date of such receipt, or (ii) if mailed by domestic certified or registered mail with postage prepaid, on the third business day after the date postmarked. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.

12. Consent to Jurisdiction. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Florida for all purposes in connection with any action or Proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be brought only in the state courts of the State of Florida.

13. Choice of Law. This Agreement shall be governed by and its provisions construed in accordance with the laws of the State of Nevada as applied to contracts between Nevada residents entered into and to be performed entirely within Nevada.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

INZON CORPORATION

By:

/s/ Richard Dea

Richard Dea

Chief Financial Officer

238 Northeast First Avenue

Delray Beach, FL 33444

AGREED TO AND ACCEPTED:

INDEMNITEE:

By:

/s/ Sydney D. Camper III

Sydney D. Camper III

2831 Northeast 36th Street

Fort Lauderdale FL 33308

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